Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Chris Watson KVH Industries 401-845-8138 cwatson@kvh.com

KVH Takes Control of North American and

Caribbean Regions for mini-VSAT Broadband Service

Arrangement provides KVH with greater flexibility in managing the network & supporting maritime and aeronautical broadband customers

MIDDLETOWN, RI – June 4, 2009 – As part of its global network expansion plan, KVH Industries, Inc., (Nasdaq: KVHI) today announced that it has taken operational responsibility of the mini-VSAT Broadbandsm service network supporting North America and the Caribbean. These regions were previously managed under a revenue sharing agreement with SES AMERICOM. This arrangement has been terminated in favor of a leasing agreement with SES AMERICOM for bandwidth on its AMC-21 and AMC-6 satellites. KVH also purchased the Miami satellite network hub that supports the Caribbean region from SES AMERICOM. In addition, the company has applied for operating licenses in KVH’s name and has already been granted Special Temporary Authority by the FCC to continue operation of the mini-VSAT Broadband service in these areas without interruption.

“By assuming ownership and control of the North American and Caribbean regions, we continue the evolution of KVH Industries into a global broadband service provider. At the same time, we are ensuring that we have the flexibility necessary to ensure outstanding broadband service and options for our customers in the future,” remarked Brent C. Bruun, KVH’s vice president of sales and business development.

The mini-VSAT Broadband service, along with the KVH TracPhone® V7 antenna, comprise the first end-to-end 24-inch VSAT hardware, service, and support package available for maritime communications. Together, KVH and ViaSat are already offering Voice over IP phone service and Internet access as fast as 512 Kbps (upload) and 2 Mbps (download) at fixed monthly rates to mariners throughout North America, the Caribbean, the North Atlantic, Europe, the Northern

Pacific, and the Persian Gulf. The company also recently announced an agreement with SP-JSAT to expand mini-VSAT Broadband coverage into Asia Pacific waters and the Indian Ocean.

Maps illustrating the current and planned coverage for mini-VSAT Broadband service are available at http://kvh.com/footprints. Visit http://www.minivsat.com for additional details regarding the TracPhone V7 and mini-VSAT Broadband service.

Note to Editors: Press-ready images of KVH’s TracPhone V7 are available at http://press.kvh.com for download and editorial use.

About KVH Industries, Inc.

Middletown, RI-based KVH Industries, Inc., and its wholly owned subsidiary, KVH Europe A/S, are leading providers of in-motion satellite TV and communications systems, having designed, manufactured, and sold more than 150,000 mobile satellite antennas for applications on vessels, vehicles, and aircraft. KVH’s mission is to connect mobile customers around the globe with the same digital television entertainment, communications, and Internet services that they enjoy in their homes and offices.

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements include, for example, the service rollout plans, the functionality, characteristics, quality and performance of KVH’s products and technology; anticipated innovation and product development; and customer demand, preferences, requirements and expectations. The actual results could differ materially. Factors that may cause such differences include, among others, the successful launch and deployment of new satellites; uncertainty about the scope of customer demand; the potential inability to secure the licenses necessary for the network; risks associated with the delivery or performance of critical hardware; future decisions about the expected profitability of additional satellite regions; changes in the costs and capabilities of competing offerings; and those other risk factors discussed in KVH’s most recent Form 10-Q filed with the SEC. KVH does not assume any obligation to update its forward-looking statements to reflect new information or developments.

KVH and TracPhone are registered trademarks of KVH Industries. “mini-VSAT Broadband” is a service mark of KVH Industries. All other trademarks are the property of their respective companies.

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